Exhibit 10.4

QEP RESOURCES, INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

QEP RESOURCES, INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

ARTICLE 1

INTRODUCTION

1.1 Purpose. QEP Resources, Inc., a Delaware corporation (the “Company”), hereby establishes this QEP Resources, Inc. Deferred Compensation Plan for Directors (the “Plan”) to provide Directors (as defined below) of the Company and its participating Affiliates (as defined below) with an opportunity to defer compensation paid to them for their services as Directors and to maintain a deferred compensation account until they cease to serve as Directors of the Company and its Affiliates. The Plan also provides for the payment of amounts previously deferred under the Questar Corporation Deferred Compensation Plan for Directors

1.2 Status of Plan. This Plan is intended to be an unfunded, nonqualified deferred compensation arrangement designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder. Notwithstanding any other provision herein, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

1.3 Effect of Plan. The terms of the Plan shall govern all amounts deferred hereunder on or after the “Distribution” (as such term is defined in the Separation Agreement (as defined below)) (such date, the “Effective Date”); provided, however, in the event that the Separation Agreement is terminated or the Distribution otherwise does not occur for any reason, this Plan shall automatically, and without notice, terminate and shall be of no force or effect and no participants shall have any rights or interests hereunder.

ARTICLE 2

DEFINITIONS

For purposes of the Plan, the following terms or phrases shall have the following indicated meanings, unless the context clearly requires otherwise:

2.1 “Account” or “Account Balance” means, for each Participant, the account established for his or her benefit under the Plan, which records the credit on the records of the Company and its Affiliates equal to the amounts set aside under the Plan and the actual or deemed earnings, if any, credited to such account. The Account Balance, and each other specified account or sub-account, shall be a bookkeeping entry only and shall be used solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

2.2 “Affiliate” means any entity that is treated as the same employer as the Company under Sections 414(b), (c), (m), or (o) of the Code (defined below), any entity required to be aggregated with the Company pursuant to regulations adopted under Code Section 409A, or any entity otherwise designated as an Affiliate by the Company.

2.3 “Assumed Accounts” has the meaning set forth in Section 4.3.

2.4 “Beneficiary” means that person or persons who become entitled to receive a distribution of benefits under the Plan in the event of the death of a Participant prior to the distribution of all benefits to which he or she is entitled.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cash Compensation” means compensation payable to a Director in cash for serving as a Director, including attending Board and committee meetings as a Director, during a Plan Year, but excluding any expense reimbursements.

2.7 “Certificates of Deposit Option” means the investment option available under Section 5.3(b)(ii) with respect to a Participant’s election to defer cash compensation that is deemed to invest in such Certificates of Deposit as set forth therein.

2.8 “Change in Control” shall be deemed to have occurred if: (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. In addition, if a Change in Control constitutes a payment event with respect to any payment under the Plan which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in clauses (i), (ii), (iii) and (iv) with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

2.9 “Code” means the Internal Revenue Code of 1986, as amended.

2.10 “Common Stock” means the no par value common stock of the Company.

2.11 “Common Stock Option” means the investment option available under Section 5.3(b)(i) with respect to a Participant’s election to defer cash compensation that is deemed to invest in Common Stock as set forth therein.

2.12 “Company” means QEP Resources, Inc., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

2.13 “Disability” means a condition that renders a Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as described in Treas. Reg. Section 1.409A-3(i)(4)(i)(A). A Participant shall not be considered to be disabled unless the Participant furnishes proof of the existence of such disability in such form and manner as may be required by regulations promulgated under, or applicable to, Code Section 409A.

2.14 “Director” means a member of the Board or the Board of Directors of any participating Affiliate who is not an employee (as defined in accordance with Section 3401(c) of the Code and the regulations and revenue rulings thereunder) of the Company or any of its Affiliates.

2.15 “Effective Date” shall have the meaning set forth in Section 1.3 hereof.

2.16 “Fair Market Value” means the closing benchmark price of the Company’s Common Stock as reported on the composite tape of the New York Stock Exchange for any given valuation date, or if the Common Stock shall not have been traded on such date, the closing price on the next preceding day on which a sale occurred.

2.17 “Participant” means any Director who has commenced participation in the Plan in accordance with Article 3.

2.18 “Phantom Stock” means an economic unit equal in value to one share of Common Stock, which is issued to a Director as compensation for services performed as a Director pursuant to this Plan and the QEP Resources, Inc. 2010 Long-Term Stock Incentive Plan, as amended or restated from time to time, based upon his or her election to receive such Phantom Stock in lieu of Restricted Stock pursuant to this Plan.

2.19 “Phantom Stock Agreement” means an agreement entered into between the Company and a Director evidencing the grant of shares of Phantom Stock to the Director.

2.20 “Plan” means this QEP Resources, Inc. Deferred Compensation Plan for Directors, as amended or restated from time to time.

2.21 “Plan Year” means the calendar year.

2.22 “Questar Common Stock Fund” means the investment option available under the Questar Plan with respect to a participant’s election to defer cash compensation thereunder that is deemed to invest in the common stock of Questar Corporation.

2.23 “Questar Phantom Stock” means an economic unit equal in value to one share of Questar common stock available for issuance under the Questar Plan with respect to a participant’s election to receive such phantom stock in lieu of restricted stock thereunder.

2.24 “Questar Phantom Stock Agreement” means an agreement entered into between the Company and a Director evidencing the grant of shares of Questar Phantom Stock to the Director.

2.25 “Questar Plan” means the Questar Corporation Deferred Compensation Plan for Directors.

2.26 “Restricted Stock” means the restricted shares of Common Stock of the Company issued to a Director as compensation for services performed as a Director.

2.27 “Separation Agreement” means that certain Separation and Distribution Agreement, by and between Questar Corporation and the Company, dated as of June 14, 2010).

2.28 “Separation from Service” means a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

2.29 “Transferred Director” means any Director who either had an account balance or was eligible to participate in the Questar Plan immediately prior to the Effective Date.

2.30 “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from: (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)); (ii) a loss of the Participant’s property due to casualty; or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as described in Treas. Reg. Section 1.409A-3(i)(3)(i), in each case as determined in the sole discretion of the Board.

ARTICLE 3

ELIGIBILITY; PARTICIPATION

3.1 Eligibility. Any Director who is entitled to receive compensation for service as a Director shall be eligible to participate in the Plan as of the first date the individual becomes a Director. Notwithstanding any other provision herein, each Transferred Director shall automatically participate in the Plan as of the Effective Date.

3.2 Enrollment and Commencement of Deferrals. Each eligible Director who wishes to participate in the Plan for a Plan Year must make an irrevocable election as to the deferral of Cash Compensation and/or the receipt of Phantom Stock in lieu of Restricted Stock for the Plan Year by timely completing, executing and returning to the Company’s Corporate Secretary such election forms or other enrollment materials as the Board requires as follows:

(a) in the case of a Director who first becomes eligible to participate in the Plan as of the first day of a Plan Year, on or prior to December 31st of the prior Plan Year; and

(b) in the case of a Director who first becomes eligible to participate in the Plan after the first day of a Plan Year, within thirty (30) days after the date the Director first becomes eligible to participate.

If a Director fails to timely complete such election forms or other enrollment materials, the Director shall not participate in the Plan until the first day of the first Plan Year beginning after the date on which the Director timely completes, executes and returns such election forms or other enrollment materials to the Company’s Corporate Secretary.

Notwithstanding any other provision herein and solely with respect to the 2010 Plan Year, each Transferred Director shall automatically be deemed to have made a timely election in accordance with this Section 3.2 to defer the same percentage of Cash Compensation for the 2010 Plan Year as the percentage of compensation that the Transferred Director elected to defer for the 2010 plan year under the Questar Plan in accordance with its terms.

3.3 Failure of Eligibility. If the Board determines, in its sole and absolute discretion, that any Participant no longer meets the eligibility criteria of the Plan, the Participant shall cease to be an active Participant in the Plan and future contributions to the Plan made by or on behalf of the Participant shall cease as of the date of such determination by the Board. The Board’s determination hereunder shall be final and binding on all persons.

ARTICLE 4

ELECTIONS; AMOUNTS; MODIFICATIONS

4.1 First Year of Plan Participation. In connection with a Participant’s enrollment in the Plan pursuant to Section 3.2, the Participant shall make an irrevocable election for the Plan Year in which the Participant commences participation (i) to defer (or not to defer) all, but not less than all, of his or her Cash Compensation, and/or (ii) to receive (or not to receive) Phantom Stock in lieu of the grant of Restricted Stock that the Participant would otherwise have received during such Plan Year. The Participant’s initial deferral election under this Section 4.1 shall apply solely to compensation to be paid with respect to services performed on or after the date of the Participant’s enrollment in the Plan, and shall continue to apply for all succeeding Plan Years unless and until revoked or modified pursuant to Section 4.2, below. If the Participant fails to timely complete, execute and return such election forms or other enrollment materials as required by the Board in accordance with Section 3.2, then the Participant shall not be permitted to make to defer any Cash Compensation or receive any Phantom Stock under the Plan for such Plan Year.

In connection with a Participant’s enrollment in the Plan pursuant to Section 3.2, the

Participant shall also make an irrevocable election for the Plan Year as to the form of payment upon a Separation from Service (from the options available under Section 6.2 below) of any deferrals (in the form of Cash Compensation and/or Phantom Stock) credited to his or her Account for such Plan Year (including earnings thereon). If the Participant fails to make such election, or if such election does not meet the requirements of Code Section 409A and related Treasury guidance or regulations, the Participant shall be deemed to have elected to receive a lump sum distribution. The Participant’s election (or deemed election) shall continue to apply for succeeding Plan Years unless and until the election is modified pursuant to Section 4.2, below. Any such modification shall apply prospectively only and shall not apply to deferrals (in the form of Cash Compensation and/or Phantom Stock) previously credited under the Plan (or any earnings thereon).

Notwithstanding any other provision herein and solely with respect to the 2010 Plan Year, each Transferred Director shall automatically be deemed to have made an election in accordance with this Section 4.1 as to the same form of payment upon a Separation from Service with respect to any deferrals (in the form of Cash Compensation and/or Phantom Stock) credited to his or her Account under the Plan for the 2010 Plan Year, as the Transferred Director elected with respect to deferrals (in the form of cash compensation and/or phantom stock) credited to his or her account under the Questar Plan for the 2010 Plan Year in accordance with its terms.

4.2 Subsequent Plan Years. For each succeeding Plan Year, the Participant may, prior to December 31st of the immediately preceding Plan Year (or such earlier deadline as is established by the Board in its sole discretion):

(i) make an irrevocable election to modify or revoke the Participant’s existing election to (i) defer (or not to defer) all, but not less than all, of his or her Cash Compensation for succeeding Plan Years, and/or (ii) receive (or not to receive) Phantom Stock in lieu of the grant of Restricted Stock that the Participant would otherwise be entitled to receive for succeeding Plan Years. Any such new election shall remain in effect for all succeeding Plan Years unless and until timely revoked or modified by the Participant in accordance with this Section. Any such modification shall apply prospectively only and shall not apply to Cash Compensation previously credited under the Plan (or any earnings thereon) or Phantom Stock previously received in lieu of Restricted Stock.

(ii) make an irrevocable election to modify his or her existing election as to the form of payment upon a Separation from Service of any deferrals (in the form of Cash Compensation and/or Phantom Stock) credited to his or her Account for succeeding Plan Years (including earnings thereon). Such election shall be made in accordance with Section 6.2 below, and shall remain in effect for all succeeding Plan Years unless and until timely modified by the Participant in accordance with this Section. Any such modification shall apply prospectively only and shall not apply to Cash Compensation previously credited under the Plan (or any earnings thereon) or Phantom Stock previously received in lieu of Restricted Stock.

4.3 Assumed Accounts Attributable to Transferred Directors. As of the Effective Date, the Company has assumed all accounts under the Questar Plan with respect to the Transferred Directors (“Assumed Accounts”), and as of the Effective Date, Questar shall have no further liabilities or obligations with respect to the Assumed Accounts. The Assumed Accounts shall be credited to Accounts of the Transferred Directors under this Plan and shall remain subject to the same elections (including deferral and form of payment elections) and beneficiary designations that were controlling under the Questar Plan immediately prior to the Effective Date, until a new election is made in accordance with the terms of this Plan, Code Section 409A and applicable law that by its terms supersedes the applicable prior election made under the Questar Plan.

ARTICLE 5

ACCOUNTS; DEEMED INVESTMENTS

5.1 Accounts. The Company shall establish an Account for each Participant with at least two sub-accounts - an Equity Compensation Sub-Account and a Cash Compensation Sub-Account – along with such additional sub-accounts as it deems necessary or desirable for the proper administration of the Plan. The Equity Compensation Sub-Account shall reflect the value of Phantom Stock issued to the Participant in lieu of Restricted Stock for each Plan Year, together with any adjustments for income, gain or loss and any payments from such sub-account as provided herein. Phantom Stock shall be credited to the Participant’s Equity Compensation Sub-Account and relevant sub-accounts (if any) as of the effective date set forth in the Participant’s Phantom Stock Agreement. The Cash Compensation Sub-Account shall reflect all deferrals of Cash Compensation made by the Participant for each Plan Year, together with any adjustments for income, gain or loss and any payments from such sub-account as provided herein. Cash Compensation deferred by a Participant under this Plan shall be credited to the Participant’s Cash Compensation Account and relevant sub-accounts (if any) as soon as administratively practicable after the amounts would have otherwise been paid to the Participant.

5.2 Status of Accounts. Accounts and sub-accounts established hereunder shall be record-keeping devices utilized for the sole purpose of determining benefits payable under this Plan, and will not constitute a separate fund of assets but shall continue for all purposes to be part of the general, unrestricted assets of the Company and its Affiliates, subject to the claims of their general creditors.

5.3 Deemed Investment of Amounts Deferred.

(a) Equity Compensation Sub-Account. The Participant’s Equity Compensation Sub-Account shall hold shares of the Participant’s Phantom Stock and shall be credited with earnings and dividends as set forth in the Phantom Stock Agreement(s) between the Company and the Participant. In the event the Participant forfeits shares of Phantom Stock in accordance with the terms of a Phantom Stock Agreement, the Participant’s Equity Compensation Sub-Account shall be debited for the number of shares of Phantom Stock forfeited along with any earnings and dividends related to such shares.

(b) Cash Compensation Sub-Account. In connection with a Participant’s election to defer compensation for a Plan Year pursuant to Article 4, a Participant may elect to have earnings, gains, or losses with respect to deferrals into his or her Cash Compensation Sub-Account for such Plan Year calculated based on one of the two deemed investment alternatives below. In the event the Participant fails to make an election regarding the deemed investment of his Cash Compensation Sub-Account, the Participant shall be deemed to have elected the Common Stock Option (described below). The Participant’s actual or deemed investment election shall continue in effect for future Plan Years unless and until modified by the Participant. Any such modification (i) shall apply prospectively only to amounts deferred in future Plan Years, and (ii) shall be made at the same time as modifications to deferral elections are made under Section 4.2 above.

(i) Common Stock Option. Any portion of the Cash Compensation Sub-Account deemed invested under this option (the “Common Stock Option”) shall be accounted for as if invested in shares of Common Stock purchased at Fair Market Value on the date on which a deferral of Cash Compensation is credited to the Participant’s Account. All shares of Common Stock deemed held in the Participant’s Cash Compensation Sub-Account shall be credited with dividends at the same time and at the same rate as actual dividends are paid by the Company with respect to its Common Stock. Dividends credited hereunder shall be deemed reinvested in additional shares of Common Stock purchased at Fair Market Value as and when the dividends are credited.

(ii) Certificates of Deposit Option. Any portion of the Cash Compensation Sub-Account deemed invested under this option (the “Certificates of Deposit Option”) will be credited with interest calculated at a monthly rate using the typical rates paid by major banks on new issues of negotiable Certificates of Deposit on amounts of $1,000,000 or more for one year as quoted in The Wall Street Journal under “Consumer Savings Rates” on the Thursday closest to the end of the month or other published source of such rates as identified by the Company’s Treasury department. The interest credited to each Participant’s Cash Compensation Sub-Account shall be calculated based on the amount deemed invested in the Certificates of Deposit Option at the beginning of each particular month.

5.4 Assumed Accounts. Except as provided below, upon the Effective Date, the Assumed Accounts shall be subject to the same investment elections, and deemed invested in the same investment options, that were controlling under the Questar Plan immediately prior to the Effective Date until a new election is made in accordance with the terms of this Plan that by its terms supersedes the prior election. Notwithstanding the preceding sentence, the following additional provisions shall apply to the deemed investment of the Assumed Accounts:

(a) Questar Phantom Stock. With respect to each Transferred Director, any Assumed Accounts that, immediately prior to the Effective Date, were in the form of Questar Phantom Stock under the Questar Plan will be converted, as of the Effective Date, into Phantom Stock and Questar Phantom Stock and reallocated as follows:

(i) The number of shares of Phantom Stock shall be equal to the number of shares of the Company’s Common Stock to which the Transferred Director would have been entitled on the Effective Date had the shares of Questar Phantom Stock represented restricted shares of Questar common stock as of the Record Date, the resulting number of shares of Phantom Stock being rounded down to the nearest whole unit.

(ii) The resulting number of shares of Phantom Stock shall be granted to the Transferred Director in accordance with the same vesting schedule as in effect for the corresponding shares of Questar Phantom Stock under the Questar Plan, as evidenced in the form of a Phantom Stock Agreement.

(iii) The resulting number of shares of Questar Phantom Stock shall be granted to the Transferred Director in accordance with the same vesting schedule as in effect for the corresponding shares of Questar Phantom Stock under the Questar Plan, as evidenced in the form of a Questar Phantom Stock Agreement. The Transferred Director’s Equity Compensation Sub-Account shall hold shares of the Questar Phantom Stock and shall be credited with earnings and dividends as set forth in the Questar Phantom Stock Agreement between the Company and the Transferred Participant. In the event the Transferred Participant forfeits shares of Questar Phantom Stock in accordance with the terms of the Questar Phantom Stock Agreement, the Transferred Participant’s Equity Compensation Sub-Account shall be debited for the number of shares of Questar Phantom Stock forfeited along with any earnings and dividends related to such shares. Following the Effective Date, each Transferred Director shall reallocate all vested amounts of Questar Phantom Stock into an Equity Compensation Sub-Account which shall be accounted for as if such amounts were invested in shares of Common Stock purchased at Fair Market Value on the date of such reallocation, with all such deemed shares of Common Stock credited with dividends at the same time and at the same rate as actual dividends are paid by the Company with respect to its Common Stock (the “Company Common Stock Fund”); provided that any vested amounts of Questar Phantom Stock which have not been reallocated to the Company Common Stock Fund as of December 31, 2011 shall automatically be reallocated into the Company Common Stock Fund as of such date.

(b) Questar Common Stock Fund. With respect to each Transferred Director, any Assumed Accounts that, immediately prior to the Effective Date, were deemed invested in the Questar Common Stock Fund under the Questar Plan, initially will be credited to the Questar Common Stock Fund under the Plan as of the Effective Date, subject to adjustment as provided in paragraph (d) below.

(c) Questar Certificates of Deposit Option. With respect to each Transferred Director, any Assumed Accounts that, immediately prior to the Effective Date, were deemed to invested in the certificates of deposit option under the Questar Plan, initially will be credited to the Certificates of Deposit Option under the Plan as of the Effective Date.

(d) Adjustments to Questar Common Stock Fund. With respect to the Assumed Accounts initially credited to the Questar Common Stock Fund pursuant to paragraph (b) above, each phantom share of Questar common stock credited to the Questar Common Stock Fund on behalf of each Transferred Director on the Effective Date shall be converted, as of the Effective Date, into phantom shares of the Company’s Common Stock and phantom shares of Questar common stock and reallocated as follows:

(i) The number of phantom shares of the Company’s Common Stock shall be equal to the number of shares of the Company’s Common Stock to which the Transferred Director would have been entitled on the Effective Date had the phantom shares of Questar common stock represented actual shares of Questar common stock as of the Record Date, the resulting number of phantom shares of the Company’s Common Stock being rounded down to the nearest whole unit.

(ii) The resulting number of phantom shares of the Company’s Common Stock shall automatically be transferred from the Questar Common Stock Fund and credited to the Common Stock Option, effective as of the Effective Date.

(iii) The resulting number of phantom shares of Questar common stock shall remain in the Questar Common Stock Fund, effective as of the Effective Date, and shall be accounted for as if invested in shares of Questar common stock with the applicable portion of the Cash Compensation Sub-Account credited with dividends at the same time and at the same rate as actual dividends are paid by Questar with respect to Questar common stock. Dividends credited hereunder shall be deemed reinvested in additional shares of Questar common stock purchased at fair market value as and when the dividends are credited. Following the Effective Date, each Transferred Director shall reallocate all Assumed Accounts deemed invested in the Questar Common Stock Fund into either the Common Stock Option or the Certificates of Deposit Option no later than December 31, 2011; provided, that any Assumed Accounts that remain deemed invested in the Questar Common Stock Fund as of December 31, 2011 shall automatically be reallocated into the Common Stock Option as of such date. In no event shall any deemed investment allocations be permitted into the Questar Common Stock Fund on or after the Effective Date.

Capitalized terms used in this 5.4 that are not defined in the Plan shall have the meaning set forth in that certain Employee Matters Agreement, by and between Questar Corporation and the Company, dated as of June 14, 2010).

ARTICLE 6

DISTRIBUTIONS

6.1 Time of Payment. Subject to Article 7, below, all Accounts under the Plan shall be paid within sixty (60) days following the date of the first to occur of the Participant’s (a) Separation from Service, (b) Disability, or (c) death.

6.2 Forms of Payment Upon Separation from Service. A Participant may elect to receive a distribution of all amounts credited to his or her Account (whether to the Cash Compensation Sub-Account or to the Equity Compensation Sub-Account) (as adjusted for earnings) upon the occurrence of a Separation from Service pursuant to an election form filed in accordance with Article 4 in the form of either a lump sum or in up to four (4) annual installments.

6.3 Disability or Death. All amounts then credited to the Participant’s Account upon the Participant’s death or Disability shall be paid in a single lump sum to the Participant or the Participant’s Beneficiary within sixty (60) days following the date of such death or Disability, as applicable.

6.4 Change in Control. Notwithstanding any election made by the Participant, in the event of a Change in Control, all amounts then credited to the Participant’s Account shall be distributed to the Participant in a single lump sum within 60 days following the Change in Control.

6.5 Calculation of Distributions.

(a) Lump Sum. All lump sum distributions shall be based on the value of the Participant’s Account (or the portion thereof to be paid in a lump sum) as of the last day of the calendar month preceding the payment date.

(b) Installment Distributions. Under an installment payout, the Participant’s first installment shall be equal to a fraction of the balance credited to his or her Account (or the portion of that Account to be paid in installments) as of the last day of the calendar month preceding such payment, the numerator of which is one and the denominator of which is the total number of installments selected. The amount of each subsequent payment shall be a fraction of the balance in the Participant’s Account (or the portion of that account to be paid in installments) as of the last day of the calendar month preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Each subsequent anniversary payment shall be made on the anniversary date of the initial payment.

6.6 Method of Payment. All payments under the Plan shall be made in cash.

ARTICLE 7

WITHDRAWALS FOR UNFORESEEABLE EMERGENCIES

7.1 Petition. If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Board in writing to receive a partial or full payout from the Plan, subject to the provisions set forth below. A Participant’s written petition for such a payment shall describe the circumstances which the Participant believes justify the payment and an estimate of the amount necessary to eliminate the Unforeseeable Emergency.

7.2 Amount of Withdrawal; Necessity. The payout, if any, from the Plan shall not exceed the lesser of: (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Board in its sole discretion; or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under this Plan.

7.3 Payment; Cessation of Deferrals. If the Board, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant shall receive a payout in the form of a lump sum from the Plan within sixty (60) days of the date of such approval, and the Participant’s deferrals of Cash Compensation then in effect under the Plan shall be terminated as of the date of such approval.

7.4 409A. Any payment as a result of an Unforeseeable Emergency shall be made in accordance with Code Section 409A(a)(2)(A)(vi) and the regulations thereunder.

ARTICLE 8

ACCOUNT STATEMENTS

Within 45 days after the end of the calendar year, a statement will be sent to each Participant listing the balance in his or her Account as of the last day of the Plan Year.

ARTICLE 9

ADMINISTRATION

The Board shall administer the Plan and shall have full authority to make such rules and regulations deemed necessary or desirable to administer the Plan and to interpret its provisions. However, no member of the Board shall vote or act on any matter relating solely to himself or herself.

ARTICLE 10

AMENDMENT AND TERMINATION

The Plan may be amended, modified or terminated by the Board. No amendment, modification, or termination shall adversely affect a Participant’s rights with respect to amounts vested in his or her Account.

ARTICLE 11

MISCELLANEOUS

11.1 Election Forms. All elections shall be made on forms prepared by the Corporate Secretary and must be dated, signed, and filed with the Company’s Corporate Secretary in order to be valid.

11.2 Source of Payments. The Company and each participating Affiliate will pay all benefits for its Directors arising under this Plan, and all costs, charges and expenses relating to such benefits, out of its general assets. The right of a Participant to receive any unpaid portion of his or her Account shall be an unsecured claim against the general assets of the Company and its Affiliates and will be subordinated to the general obligations of the Company and its Affiliates.

11.3 No Assignment or Alienation.

(a) General. Except as provided in subsection (b) below, the benefits provided for in this Plan shall not be anticipated, assigned (either at law or in equity), alienated, or be subject to attachment, garnishment, levy, execution or other legal or equitable process. Any attempt by any Participant or any Beneficiary to anticipate, assign or alienate any portion of the benefits provided for in this Plan shall be null and void.

(b) Exception: DRO. The restrictions of subsection (a) shall not apply to a distribution to an “alternate payee” (as defined in Code Section 414(p)) pursuant to a “domestic relations order” (“DRO”) within the meaning of Code Section 414(p)(1)(B). The Board shall have the discretion, power, and authority to determine whether an order is a DRO. Upon a determination that an order is a DRO, the Board shall cause the Company or the relevant Affiliate to make a distribution to the alternate payee or payees named in the DRO, as directed by the DRO.

11.4 Beneficiaries. A Participant shall have the right to designate one or more Beneficiaries to receive some or all amounts payable under the Plan after the Participant’s death. In the absence of an effective Beneficiary designation, all payments shall be made to the personal representative of the Participant’s estate.

11.5 No Creation of Rights. Nothing in this Plan shall confer upon any Participant the right to continue as a Director.

11.6 Payments to Incompetents. If the Board determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Board may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Board may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any such payment shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.7 Court Order. The Board is authorized to make any payments directed by court order in any action in which the Plan or the Board has been named as a party.

11.8 Code Section 409A Savings Clause. The payments and benefits provided under the Plan are intended to be compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, including, without limitation, Article 10 hereof, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 11.8 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

11.9 Attorney Fees; Interest. The Company and its Affiliates agrees to pay as incurred, to the full extent permitted by law, and in accordance with Code Section 409A, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant, or others following a Change in Control regarding the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The foregoing right to legal fees and expenses shall not apply to any contest brought by a Participant (or other party seeking payment under the Plan) that is found by a court of competent jurisdiction to be frivolous or vexatious. To the extent that any payments or reimbursements provided to the Participant under this Section are deemed to constitute compensation to the Participant, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

11.10 Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes subject to federal income tax under Code Section 409A with respect to the Participant prior to receipt, a Participant may petition the Board for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company or the relevant Affiliate shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid vested Account balances). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

11.11 Governing Law. To the extent not preempted by federal law, this Plan shall be governed by the laws of the State of Colorado, without regard to conflicts of law principles.

[Signature Page Follows]

I hereby certify that this QEP Resources, Inc. Deferred Compensation Plan for Directors was duly adopted by the Board of Directors of QEP Resources, Inc. on June 12, 2010.

Executed on this 12 day of June, 2010.

By:	/s/ Richard J. Doleshek
Richard J. Doleshek
Executive Vice President, Chief Financial Officer and Treasurer